Exhibit 99.1
                      WAUSAU-MOSINEE PAPER CORPORATION
                      Q4 EARNINGS INCREASE 34 PERCENT


 MOSINEE, WI...January 29, 2003...Wausau-Mosinee Paper Corporation (NYSE:WMO) today announced fourth-quarter earnings of $6.4 million, or $0.12 per share, up 34 percent from fourth-quarter 2001 earnings of $4.7 million, or $0.09 per share, reflecting improvements in the Specialty Paper and Printing & Writing Groups. Net sales were $233.8 million, an increase of more than 4 percent over the $223.8 million reported last year.

 Full-year 2002 earnings more than doubled to $23.1 million, or $0.45 per share, from $8.9 million, or $0.17 per share, in 2001. Results included stock incentive credits of less than $0.01 per share in 2002 and expenses of $0.05 per share in 2001. Net sales were $948.7 million in 2002, compared with $943.7 million last year.

 "These results show that 2002 was truly a year of improvement for Wausau-Mosinee, despite challenging conditions for the U.S. economy and the paper industry in particular," said Thomas J. Howatt, President and CEO. "All three of our businesses posted improved operating results for the year, and our focus on new product development, cost-effective operations, and benchmark customer service helped us to more than double earnings over year-earlier levels and achieve our sixth consecutive quarter of year-over-year earnings gains.

 "Our ongoing focus on internal initiatives continued to pay significant benefits as inventories decreased by more than 4 percent, productivity increased by 2.7 percent and importantly, more than 30 percent of net sales were generated by products introduced within the last three years, exceeding our corporate target of 25 percent."

 Discussing fourth-quarter results, Mr. Howatt noted that the Specialty Paper Group achieved the most significant improvement, posting operating profits of $1.9 million, contrasted with a loss of $1.4 million during the fourth quarter of 2001. "Our intense focus on cost reduction and new product development enabled the Specialty Paper Group to post its second consecutive profitable quarter," said Mr. Howatt. Compared with a year ago, fourth-quarter average selling price increased 5 percent, largely due to improved product mix. Selling price improvements and cost reductions were partially offset by increased pulp and natural gas costs.

 The Printing & Writing Group posted fourth-quarter operating profits of $8.3 million, compared with $7.9 million during the year-ago period. Average selling price improved 2 percent, driven primarily by an improved product mix. At the same time, higher market pulp and natural gas costs adversely affected margins.

 The Towel & Tissue Group's fourth-quarter operating profits declined slightly to $6.4 million, from $6.6 million last year. "Despite a 3 percent increase in both shipments and average selling price, operating profits decreased due in part to wastepaper price increases of more than 50 percent," said Mr. Howatt. "However, Towel & Tissue shipments grew 5 percent for the year, nearly double the 'away-from-home' industry growth of 2.9 percent."

 Commenting on 2003 business conditions, Mr. Howatt said, "The paper industry continues to suffer from sluggish market demand and highly competitive conditions. While we will continue to benefit from our marketing efforts and internal initiatives, ongoing economic uncertainty and rapidly rising energy costs will make it difficult to meaningfully improve upon prior year first-quarter results. Over the long term, we'll continue to pursue earnings growth by focusing in three key areas -- product development, customer service, and productivity -- while looking for opportunities to profitably grow the Company."

 Wausau-Mosinee's fourth-quarter conference call is scheduled for 11:00 a.m. (EST) on Thursday, January 30, and can be accessed through the Company's web site at www.wausaumosinee.com under "Investor Information." A replay of the webcast will be available at the same site through February 7.

 Wausau-Mosinee Paper Corporation produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.

 Safe Harbor under the Private Securities Litigation Reform Act of 1995:
 The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K/A for the year ended December 31, 2001. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                                (tables follow)

                      WAUSAU-MOSINEE PAPER CORPORATION
              Interim Report - Quarter-Ended December 31, 2002

 (in thousands, except share amounts)                  Three Months            Twelve Months
 CONSOLIDATED STATEMENTS OF INCOME            Ended December 31, (unaudited)  Ended December 31,
                                                    2002         2001         2002     2001
 Net Sales                                        $233,801     $223,841    $948,698    $943,729
 Cost of Sales                                     203,362      197,429     836,314      847,588
   Gross Profit                                     30,439       26,412     112,384       96,141
 Selling & Administrative Expense                   17,721       15,905      64,962       67,862
   Operating Profit                                 12,718       10,507      47,422       28,279
 Interest Expense                                   (2,630)      (3,020)    (10,845)     (14,416)
 Other Income / (Expense), Net                          24           48          41          280
   Earnings before Income Taxes                     10,112        7,535      36,618       14,143
 Provision for Income Taxes                          3,745        2,786      13,550        5,230
   Net Earnings                                     $6,367       $4,749     $23,068       $8,913

   Net Earnings Per Share (Basic & Diluted)          $0.12        $0.09       $0.45        $0.17
   Weighted Average Shares Outstanding-Diluted  51,606,000   51,594,000  51,643,000   51,554,000

 CONDENSED CONSOLIDATED BALANCE SHEETS                   DECEMBER 31,  December 31,
                                                             2002        2001
 Current Assets                                            $240,398    $223,035
 Property, Plant & Equipment, Net                           597,979     634,928
 Other Assets                                                35,380      34,045
   Total Assets                                            $873,757    $892,008

 Current Liabilities                                       $122,000    $121,311
 Long-term Debt                                             162,763     192,264
 Other Liabilities                                          233,046     213,578
 Stockholders' Equity                                       355,948     364,855
   Total Liabilities & Stockholders' Equity                $873,757    $892,008

 CONDENSED CONSOLIDATED STATEMENTS                       Three Months                 Twelve Months
   OF CASH FLOW                                   Ended December 31, (unaudited)    Ended December 31,
                                                      2002        2001               2002      2001
 Cash Provided by Operating Activities              $27,248     $34,133            $76,269  $103,866
 Capital Expenditures                                (3,628)     (7,201)           (19,201)  (29,791)
 Payments Under Credit Agreements                   (12,750)    (27,225)           (28,775)  (64,190)
 Dividends Paid                                      (4,380)     (4,378)           (17,520)  (17,498)
 Stock Options Exercised                                  0           0                325     2,296
 Proceeds on Sale of Property, Plant & Equipment         90         137                275       607
 Proceeds on Sale of Swap Agreement                       0           0                  0     6,382
 Other Investing & Financing Activities                   0         (61)                 0      (241)
   Net Increase (Decrease) in Cash                   $6,580     $(4,595)           $11,373    $1,431

 Note 1 - As discussed in Note 1 of the Form 10K/A for the year ended December 31, 2001 and Note 2 of the Form 10Q/A for the period ended March 31, 2002, the Company has reclassified gains and losses on asset dispositions from other income and expense to either cost of sales or selling and administrative expenses and has restated amounts previously recognized as compensation expense for stock options prior to plan approval by shareholders to the period corresponding with shareholder approval of the plan. Unaudited quarterly financial data for the years ended 2001 and 2002 has also been restated from amounts previously reported.
 Note 2 - Net earnings include provisions, or credits, for certain incentive plans calculated by using the average price of the Company's stock at the close of each calendar quarter as if all such plans had been exercised that day. For the three months ended December 31, 2002, these plans resulted in an after-tax provision of $626,000, or $.01 per share compared to an after-tax provision of $306,500, or $.01 per share for the same period last year. Year-to-date 2002, these plans resulted in after-tax income of $110,000, or less than $.01 per share compared to an after-tax provision of $2,622,000, or $.05 per share for the same period last year.
 Note 3 - Interim Segment Information
          The Company's operations are classified into three principal reportable segments, the Printing & Writing Group, the Specialty Paper Group and the Towel & Tissue Group, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies.

          The Printing & Writing Group produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin and Groveton, New Hampshire. The Printing & Writing Group also includes two converting facilities which produce wax-laminated roll wrap and related specialty finishing and packaging products, and a converting facility which converts printing and writing grades. The Specialty Paper Group produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine. The Towel & Tissue Group manufactures a complete line of towel, tissue, soap and dispensing systems for the "away-from-home" market. The Towel & Tissue Group operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

       Sales, operating profit, and asset information by segment is as follows:

       (in thousands)
                                                         DECEMBER 31,  December 31,
                                                             2002         2001
       Segment Assets
            Printing & Writing                             $284,652    $294,241
            Specialty Paper                                 347,380     368,595
            Towel & Tissue                                  170,854     177,708
            Corporate & Unallocated*                         70,871      51,464
                                                           $873,757    $892,008

                                                   Three Months              Twelve Months
                                         Ended December 31, (unaudited)    Ended December 31,
                                                    2002        2001        2002        2001
       Net Sales External Customers
            Printing & Writing                     $95,982     $90,030    $391,240    $392,026
            Specialty Paper                         86,642      85,289     348,990     354,181
            Towel & Tissue                          51,177      48,522     208,468     197,522
                                                  $233,801    $223,841    $948,698    $943,729

       Net Sales - Intersegment
            Printing & Writing                      $1,750      $1,931      $7,024      $8,687
            Specialty Paper                             12         109         232         462
            Towel & Tissue                               0           0           0           0
                                                    $1,762      $2,040      $7,256      $9,149
       Operating Profit (Loss)
            Printing & Writing                      $8,321      $7,945     $31,600     $25,750
            Specialty Paper                          1,914      (1,367)     (1,811)     (9,417)
            Towel & Tissue                           6,400       6,550      27,411      25,294
       Total Reportable Segment Operating Profit    16,635      13,128      57,200      41,627
            Corporate & Eliminations                (3,917)     (2,621)     (9,778)    (13,348)
            Interest Expense                        (2,630)     (3,020)    (10,845)    (14,416)
            Other Income/(Expense), Net                 24          48          41         280
                 Earnings Before Income Taxes      $10,112      $7,535     $36,618     $14,143

                                                    Three Months                Twelve Months
       (in thousands, except ton amounts)    Ended December 31, (unaudited)   Ended December 31,
                                                    2002        2001           2002       2001
       Depreciation, Depletion and Amortization
            Printing & Writing                    $4,145      $4,258         $16,545    $16,972
            Specialty Paper                        6,191       6,326          25,084     25,277
            Towel & Tissue                         4,752       4,440          18,077     17,214
            Corporate and unallocated                246         294             918      1,485
                                                 $15,334     $15,318         $60,624    $60,948

       Tons Sold
            Printing & Writing                    85,568      81,544         353,488    345,323
            Specialty Paper                       80,869      84,453         331,564    322,518
            Towel & Tissue                        36,253      35,207         146,756    139,477
                                                 202,690     201,204         831,808    807,318

   *Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with segments.